For Immediate Release

November 9, 2005

Federal Home Loan Bank of San Francisco Announces 2005 Board of Directors Election Results

San Francisco -- The Federal Home Loan Bank of San Francisco announced today that its members have elected incumbent directors Timothy R. Chrisman, Rick McGill, and Michael Roster to new terms on the board, for three of the eight elected director positions. These three directorships are currently allocated to California, with three-year terms beginning January 1, 2006, and ending December 31, 2008.

Mr. Chrisman is an Officer of Pacific Western National Bank in Santa Monica, California. Mr. McGill is a Director of Broadway Federal Bank, F.S.B., in Los Angeles, California. Mr. Roster is Executive Vice President of World Savings Bank, FSB, in Oakland, California.

The Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgages to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank serves and is owned by commercial banks, credit unions, savings institutions, thrift and loan companies, and insurance companies headquartered in Arizona, California, and Nevada.

Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com